CERTIFICATE OF OWNERSHIP AND
MERGER MERGING
ASIA TIME CORPORATION
INTO
SRKP 9, INC.

(Pursuant to section 253 of the General Corporation Law of the state of Delaware)

SRKP 9, Inc., (the “Company”) a corporation organized and existing under the laws of the state of Delaware, does hereby certify:

First: That this Company was incorporated on January 3, 2006, pursuant to the General Corporation Law of the state of Delaware.

Second: That this Company owns all of the issued and outstanding shares of each class of the stock of Asia Time Corporation, a corporation organized and existing under the laws of the state of Delaware.

Third: That this Company, by a resolutions of its board of directors duly adopted by unanimous written consent on January 22, 2007 determined to merge into itself said Asia Time Corporation which resolutions are set forth on Exhibit A, attached hereto and incorporated herein.

Fourth: The Certificate of Incorporation of the Company is hereby amended by deleting Article I of the Certificate of Incorporation in its present form and substituting therefore new Article I in the following form: The name of the Company is Asia Time Corporation.

Fifth: The merger shall be effective on January 23, 2007.

IN WITNESS WHEREOF, SRKP 9, Inc. has caused this Certificate of Merger to be executed by a duly authorized officer this 23nd day of January, 2007.

SRKP 9, Inc.

By:	/s/ Richard Rappaport
Name: Richard Rappaport Title: President

Exhibit A

RESOLUTIONS OF MERGER

WHEREAS, the Company owns 1,000 shares of common stock of Asia Time Corporation, constituting 100% of the outstanding common stock of Asia Time Corporation, the only class of capital stock outstanding;

WHEREAS, Section 253 of the Delaware General Corporation Law (“DGCA”) permits the “short-form” merger into a parent corporation of a subsidiary corporation where at least 90% of the outstanding shares of each class of stock of the subsidiary corporation are owned by the parent corporation by executing, acknowledging and filing, in accordance with Section 103 of the DGCA, a certificate of such ownership and merger setting forth a copy of the resolution of its board of directors to so merge and the date of adoption; and

WHEREAS, the board of directors of the Company believes, based on discussions with, the analysis of, and the recommendation of the Company’s management, and after consideration of the following factors, among others, that it is in the best interests of the Company’s stockholders to effect a short-form merger of CPS to effectuate a name change to better reflect the Company’s line of business after.

NOW, THEREFORE, BE IT RESOLVED, that the form of Certificate of Short Form Merger (the “Certificate of Merger”) attached hereto as Exhibit A is hereby adopted and approved with such additions, modifications, or deletions as the officers of the Company deem necessary or appropriate and in the best interest of the Company and its stockholders.

RESOLVED FURTHER, that the officers of the Company be, and each of them hereby are, authorized and directed to cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware.

RESOLVED FURTHER that the officers of the Company hereby are, and each of them with the full authority to act without the others hereby is, authorized, in the name and on behalf of the Company, to execute and deliver any and all contracts, deeds, and writings of any nature and to do any other act or thing that may be necessary or desirable to carry out the foregoing.

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